FOR IMMEDIATE RELEASE
Contact: J. Mike McGowan President and CEO 559.438.2002

Premier Valley Bank Announces Second Quarter and First Half 2015 Financial Results

FRESNO, CALIFORNIA…July 23, 2015 … Premier Valley Bank (OTC Markets PVLY) today announced its second quarter and first half 2015 financial results. Earnings for the second quarter of 2015 were $2.1 million, or $.17 per share, compared to $2.2 million, or $.18 per share, for the first quarter of 2015, and $1.8 million, or $.14 per share, for the second quarter of 2014. Earnings for the first half of 2015 were $4.3 million, or $.35 per share, up from $3.6 million, or $.28 per share, for the first half of 2014. At June 30, 2015, total assets stood at $655 million, compared to $650 million at December 31, 2014 and $594 million at June 30, 2014. As of the end of the second quarter of 2015, loans outstanding were $413 million, compared to $354 million at the end of the second quarter of 2014, and deposits totaled $573 million, compared to $516 million at June 30, 2014. Shareholders’ equity at June 30, 2015 was approximately $72 million, representing a very strong capital ratio of approximately 11% of total assets.

J. Mike McGowan, President and Chief Executive Officer, stated, “Following four consecutive years of record profitability, our financial performance for the first half of 2015 is ahead of the previous record pace. Our strong balance sheet, healthy capital position and impressive operating results position us very well, as we look forward to our upcoming merger with Heartland Financial USA, Inc. (NASDAQ: HTLF)”.
Premier Valley Bank is a full service bank known as “THE” Business and Professional Bank in Central California and “THE” Community Bank Serving the Sierra. The Bank’s Directors are Jerry E. Cook; Mateo F. De Soto, M.D.; Surinder P. Dhillon, M.D.; Linda F. East; Richard H. Lehman; Michael S. Mathiesen; J. Mike McGowan; Thomas G. Richards; and Joe Williams.

Cautionary Statement: This release may contain certain forward-looking statements which are not historical facts and may pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause the Bank’s actual results to be materially different from the results discussed herein. These risks and uncertainties include those related to the economic environment particularly in the region where Premier Valley Bank does business, competitive products and pricing, general interest rate changes, the fiscal and monetary policies of the United States Government, credit risk management, regulatory actions, and other risks and uncertainties. Words such as “anticipate,” “believe,” “estimate,” “expect,” “should,” “intend,” “project,” and words or phrases of similar meaning are intended to identify forward-looking statements.

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